CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3, of our report dated April 24, 2020, relating to the consolidated financial statements of Innate Pharma and subsidiaries (the “Company”) (which report expresses an unqualified opinion, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2019, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement).

/s/ Deloitte & Associés
Deloitte & Associés

Paris – La Défense, France
January 13. 2021